Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Gemini Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gemini Therapeutics, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Boston, Massachusetts

March 29, 2021

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Gemini Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$2,986	$4,503
Prepaid expenses and other current assets	2,239	562
Total current assets	5,225	5,065

Property and equipment, net	594	294
Restricted cash	323	323
Deferred offering costs	-	2,637
Other assets	2	-
Total assets	$6,144	$8,319

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,797	$2,377
Accrued expenses and other current liabilities	2,689	5,810
Term loan, current portion	2,500	5,000
Convertible notes	-	11,689
Total current liabilities	8,986	24,876

Warrant liability	68	76
Other liabilities	111	277
Term loan, net of current portion and discount	7,411	4,951
Total liabilities	16,576	30,180

Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value; 39,722,088 shares authorized, issued and outstanding at December 31, 2019 and 2020	47,113	47,113
Series B convertible preferred stock, $0.001 par value; 37,001,401 shares authorized at December 31, 2019 and 2020; 9,916,375 and 24,790,938 shares issued and outstanding at December 31, 2019 and 2020, respectively	13,252	33,336
Total convertible preferred stock	60,365	80,449
Stockholders’ deficit:
Common stock, $0.001 par value; 95,000,000 shares authorized at December 31, 2019 and 2020; 5,313,766 and 6,900,493 shares issued and outstanding at December 31, 2019 and 2020, respectively	5	7
Additional paid-in capital	1,182	10,504
Accumulated deficit	(71,984)	(112,821)
Total stockholders’ deficit	(70,797)	(102,310)
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,144	$8,319

The accompanying notes are an integral part of the financial statements.

2

Gemini Therapeutics, Inc.
Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2020
Operating expenses:
Research and development	$34,472	$28,170
General and administrative	6,753	5,870
Total operating expenses	41,225	34,040
Loss from operations	(41,225)	(34,040)
Other income (expense):
Interest expense	(350)	(6,826)
Interest income	177	37
Change in fair value of warrant liability	(2)	(8)
Net loss and comprehensive loss	$(41,400)	$(40,837)

Net loss attributable to common stockholders	$(41,400)	$(40,837)
Net loss per share attributable to common stockholders, basic and diluted	$(8.01)	$(7.19)
Weighted average common shares outstanding, basic and diluted	5,171,537	5,676,370

The accompanying notes are an integral part of the financial statements.

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Gemini Therapeutics, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2018	39,722,088	$47,113	-	$-	4,968,155	$5	$736	$(30,584)	$(29,843)
Issuance of Series B convertible preferred stock, net of issuance costs of $148	-	-	9,916,375	13,252	-	-	-	-	-
Issuance of common stock upon exercise of stock options	-	-	-	-	80,118	-	23	-	23
Vesting of restricted common stock	-	-	-	-	265,493	-	-	-	-
Stock-based compensation expense	-	-	-	-	-	-	423	-	423
Net loss	-	-	-	-	-	-	-	(41,400)	(41,400)
Balance at December 31, 2019	39,722,088	47,113	9,916,375	13,252	5,313,766	5	1,182	(71,984)	(70,797)
Issuance of Series B convertible preferred stock, net of issuance costs of $16	-	-	14,874,563	20,084	-	-	-	-	-
Beneficial conversion feature relating to discount on convertible promissory notes	-	-	-	-	-	-	8,177	-	8,177
Issuance of common stock upon exercise of stock options	-	-	-	-	1,321,227	1	162	-	163
Vesting of restricted common stock	-	-	-	-	265,500	1	-	-	1
Stock-based compensation expense	-	-	-	-	-	-	983	-	983
Net loss	-	-	-	-	-	-	-	(40,837)	(40,837)
Balance at December 31, 2020	39,722,088	$47,113	24,790,938	$33,336	6,900,493	$7	$10,504	$(112,821)	$(102,310)

The accompanying notes are an integral part of the financial statements.

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Gemini Therapeutics, Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(41,400)	$(40,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	290	322
Stock-based compensation expense	423	983
Non-cash interest expense	167	613
Change in fair value of warrant liability	2	8
Accretion of discount on convertible notes	-	5,866
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(212)	1,677
Deferred offering costs	-	(1,341)
Other assets	78	2
Accounts payable	1,466	(2,408)
Accrued expenses and other current liabilities	656	2,407
Net cash used in operating activities	(38,530)	(32,708)
Cash flows from investing activities:
Purchase of property and equipment	(233)	(22)
Net cash used in investing activities	(233)	(22)
Cash flows from financing activities:
Proceeds from sale of Series B convertible preferred stock, net	13,252	20,084
Proceeds from term loan, net	9,946	-
Proceeds from convertible notes	-	14,000
Proceeds from exercise of stock options	23	163
Net cash provided by financing activities	23,221	34,247
(Decrease) increase in cash, cash equivalents and restricted cash	(15,542)	1,517
Cash, cash equivalents and restricted cash at beginning of year	18,851	3,309
Cash, cash equivalents and restricted cash at end of year	$3,309	$4,826

Supplemental disclosure
Cash paid for interest	$183	$345

Noncash financing activities
Issuance of warrants in connection with term loan facility	$66	$-
Discount on convertible notes	$-	$8,177
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$-	$1,296

The accompanying notes are an integral part of the financial statements.

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Gemini Therapeutics, Inc.
Notes to Financial Statements
(Amounts in thousands, except share and per share amounts)

1. Nature of the business and basis of presentation

Gemini Therapeutics Inc. (the “Company” or “Gemini”) is a clinical-stage precision medicine company developing novel therapeutic compounds to treat genetically defined, age-related macular degeneration. The Company was founded on March 3, 2015 and is currently located in Cambridge, Massachusetts.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate recurring product revenue or achieve profitability.

The Company’s product candidates are in development and will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and is dependent upon the services of its employees, consultants, third-party contract research organizations and other third-party organizations.

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Liquidity

As of December 31, 2020, the Company had $4.5 million of cash and cash equivalents. Through December 31, 2020, the Company has primarily financed its operations through the sale of convertible preferred stock, borrowings under convertible promissory notes and borrowings under loan agreements. The Company has experienced significant negative cash flows from operations since inception including net losses of $41.4 million and $40.8 million for years ended December 31, 2019 and 2020, respectively. In addition, as of December 31, 2020, the Company has an accumulated deficit of $112.8 million. The Company anticipates that its expenses will increase significantly in connection with its ongoing activities to support its research, discovery and clinical development efforts, and it expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

On February 5, 2021, the Company completed a business combination with FS Development Corp., a Delaware corporation (“FSDC”), whereby FSDC acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly-owned subsidiary of FSDC, with the Company as the surviving corporation of the merger. In connection with the merger, certain investors agreed to subscribe for and purchased an aggregate of $95.1 million of the Company’s common stock through a Private Investment in Public Entity (“PIPE”) offering. Together with FSDC’s cash resources and funding of the PIPE offering, the Company received net proceeds of approximately $199.5 million.

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The Company believes that its $4.5 million of cash and cash equivalents held as of December 31, 2020, in addition to the proceeds received from the merger with FSDC and PIPE offering, are sufficient to fund planned operations for at least twelve months from the date that these financial statements are available to be issued, though the Company may pursue additional cash resources through public or private equity or debt financings. Management’s expectations with respect to its ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Its operating plan may change as a result of many factors currently unknown to management and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than anticipated. If adequate funds are not available to the Company on a timely basis, management may be required to delay, limit, reduce or terminate certain of its research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the Company, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of its stockholders.

Impact of the COVID-19 Pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic. The COVID-19 outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on the Company’s business and operations are uncertain.

The Company and its third-party contract manufacturers (“CMOs”), contract research organizations (“CROs”) and clinical sites may experience disruptions in supply of product candidates and/or procuring items that are essential for the Company’s research and development activities, including raw materials used in the manufacturing of its product candidates, medical and laboratory supplies used in its clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak.

Additionally, the Company has enrolled, and will seek to enroll, patients in its clinical trials at sites located both in the United States and internationally. Most of the Company’s clinical trial sites are in areas affected by COVID-19 and, as a result, its trials are being impacted. The Company cannot predict how long or impactful these delays may be on its clinical trials. In addition, even if sites are initiating and actively recruiting, the Company may face difficulties recruiting or retaining patients in its clinical trials if patients are affected by the virus or are unable to or are fearful of visiting or traveling to clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in the Company’s trials or patient discontinuations could have a material adverse impact on its clinical trial plans and timelines. In addition, the Company’s ability to collect and verify data requested of patients enrolled in its clinical trials during this pandemic is being impacted to varying degrees by COVID-19. Clinical trial data collection continues for each of the Company’s clinical trials but at a slower pace, and with challenges and interruptions in data collection, including, in some instances, disruption of collection of complete study data. This could have a material adverse impact on the Company’s data quality and analysis. In addition, clinical trial sites may be unable or unwilling to initiate a new trial if factors relevant to the pandemic render this impracticable. These COVID-19 related issues may prolong the time required to conduct ongoing clinical trials and/or impact the quality of the data obtained from one or more of these studies.

The Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic, and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these financial statements. The full extent to which the COVID-19 outbreak will impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments that are highly uncertain, and the estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

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2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates contained within these financial statements include, but are not limited to, the estimated fair value of the Company’s common stock, share-based awards utilized for stock-based compensation purposes, warrant liability and the accruals of research and development expenses. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Actual results may differ materially from those estimates or assumptions.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The objectives of the Company’s cash management policy are to safeguard and preserve funds to maintain liquidity sufficient to meet the Company’s cash flow requirements and to attain a market rate of return. The Company’s cash equivalents consist of amounts invested in money market mutual funds as of December 31, 2019 and 2020.

Restricted cash

Restricted cash amounted to $323 thousand as of December 31, 2019 and 2020, which consists of $100 thousand to collateralize the Company’s credit card and $223 thousand to collateralize its irrevocable standby letter of credit for its facility lease arrangement. The letter of credit is in the name of the landlord and is required to fulfill lease requirements in the event the Company should default on its lease obligation.

A reconciliation of the cash and cash equivalents and restricted cash as presented in the Company’s balance sheets to the Company’s statements of cash flows is as follows:

	December 31,
	2019	2020

Cash and cash equivalents	$2,986	$4,503
Restricted cash	323	323
Total cash, cash equivalents and restricted cash	$3,309	$4,826

Concentration of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in accredited financial institutions in amounts that could exceed federally insured limits. Cash equivalents are invested in money market funds. The Company maintains each of its cash balances with high-quality and accredited financial institutions and accordingly, such funds are not exposed to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is dependent on third-party manufacturers to supply products for research and development activities in its programs. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply its requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. These programs could be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients and formulated drugs.

8

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Laboratory equipment	3 years
Leasehold improvements	Shorter of the useful life of the asset or the life of the lease

Costs for capital assets not yet placed in service are capitalized and depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for normal, recurring or periodic repairs and maintenance activities are charged to expense as incurred.

Impairment of long-lived assets

Long-lived assets, comprised of property and equipment, to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long-lived assets.

Deferred offering costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with the business combination with FSDC as deferred offering costs until such business combination is consummated. After consummation of the business combination, these costs are recorded in stockholders’ equity (deficit) as a reduction to additional paid-in capital generated as a result of the business combination. The Company had no deferred offering costs as of December 31, 2019. As of December 31, 2020, the Company recorded deferred offering costs of $2.6 million.

Fair value measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 – Quoted prices in active markets that are identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

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The Company’s cash equivalents and preferred stock warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s prepaid expenses and other current assets and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The carrying value of the Company’s term loan as of December 31, 2019 and 2020 (see Note 6) approximated fair value based on interest rates currently available to the Company.

Debt issuance costs

The carrying value of the Company’s term loan was recorded net of issuance costs and discount relating to the issuance of warrants. The debt discounts are amortized over the term of the debt using the effective interest method and recognized as interest expense.

Warrants

In February 2019, concurrent with the Company’s term loan agreement (see Note 6), the Company issued warrants to purchase shares of the Company’s Series A preferred stock. The Company accounts for the warrants to purchase Series A preferred stock as a liability as these warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The fair value of the warrants classified as liabilities is estimated using the Black-Scholes Option Pricing Model and adjusted to fair value at the end of each reporting period. Changes in the fair value of the warrant are recognized as a component of other income (expense) in the statements of operations and comprehensive loss. The estimates in the Black-Scholes Option Pricing Model are based, in part, on subjective assumptions, including, stock price volatility, term of the warrants, risk free interest rate, dividend yield and fair value of the preferred stock underlying the warrants. Such assumptions could differ materially in the future.

These warrants are subject to revaluation at the end of each reporting period until the earlier of the exercise or expiration of the applicable warrants or until such time that the underlying preferred stock is reclassified to permanent equity.

Convertible preferred stock

The Company records all convertible preferred stock upon issuance at its respective fair value or original issuance price less direct and incremental issuance costs, as stipulated by its terms. The Company’s convertible preferred stock is classified outside of stockholders’ deficit because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company.

Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company’s singular focus is the development of novel therapies for genetically defined, age-related macular degeneration. The Company has determined that it operates as a single operating segment and has one reportable segment. The Company’s long-lived assets are located in the United States.

Research and development contract costs and accruals

Research and development expenses include employee payroll, consulting, contract research, depreciation, rent and other corporate costs attributable to research and development activities and are expensed as incurred.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development expenses in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

The Company has entered into various research and development contracts with companies both inside and outside of the United States. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

10

Patent costs

The Company expenses all patent-related costs incurred in connection with filing and prosecuting patent applications. It records such costs within general and administrative expenses in its accompanying statements of operations and comprehensive loss.

Stock-based compensation

The Company measures all stock-based awards granted to employees, directors and non-employees based on the fair value on the date of grant and recognizes compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. The Company grants stock options and restricted stock awards that are subject to either service or performance-based vesting conditions. Compensation expense related to awards to employees and non-employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. The Company estimates the probability that certain performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

As there has been no public market for the Company’s common stock to date, the estimated fair value of its common stock has been determined by its most recently available third-party valuations of common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Company’s common stock valuations were prepared using an option pricing method, or OPM, or a hybrid method, both of which used market approaches to estimate its enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of Gemini’s common stock based upon an analysis of its future values, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. There are significant judgments and estimates inherent in the determination of the fair value of the Company’s common stock. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred securities, the superior rights and preferences of securities senior to the common securities at the time of, and the likelihood of, achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the award, the risk-free interest rate and expected dividends (see Note 10). The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

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Income taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by analyzing carryback capacity in periods with taxable income, reversal of existing taxable temporary differences and estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent an income tax provision is necessary, the provision for income taxes would include the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying financial statements.

Net loss per share

The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For purpose of this calculation, outstanding options, unvested restricted common stock and convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2019 and 2020.

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Emerging growth company status

On February 5, 2021, following the closing of the business combination with FSDC, the Company is an “emerging growth company” (“EGC”), as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Company has elected to avail itself of the extended transition period and, therefore, while the Company is an EGC it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not EGCs, unless it chooses to early adopt a new or revised accounting standard. As a result of this election, the financial statements may not be comparable to companies that comply with public company FASB standards’ effective dates.

Recently adopted accounting pronouncements

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), to address diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-15 on January 1, 2019. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years, and early adoption is permitted. The Company adopted ASU 2017-01 on January 1, 2019. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”). The new standard removes certain disclosures, modifies certain disclosures and adds additional disclosures related to fair value measurement. ASU 2018-13 is effective for annual periods after December 15, 2019. This standard became effective for the Company on January 1, 2020 and did not have a material impact on the Company’s disclosures.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification (“ASU 2016-02”), which replaces the existing guidance for leases. ASU 2016-02 requires the identifications of arrangements that should be accounted for as leases by lessees. In general, for lease arrangements exceeding a twelve-month term, these arrangements must now be recognized as assets and liabilities on the balance sheet of the lessee. Under ASU 2016-02, a right-of-use asset and a lease liability will be recorded for all leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption of ASU 2016-02 must be calculated using the applicable incremental borrowing rate at the date of adoption. The guidance is effective for annual reporting periods beginning after December 15, 2021 and interim periods beginning after December 15, 2022, and early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)—Measurement of Credit Losses on Financial Instruments, which has been subsequently amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-3 (“ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the potential impact that ASU 2016-13 may have on its financial statements and related disclosures.

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In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, (“ASU 2018-18”). The amendments in this update clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. ASU 2018-18 is effective for annual reporting periods after December 15, 2020. The Company is currently evaluating the potential impact ASU 2018-18 will have on its financial statements but does not expect the impact to be material.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective for annual reporting periods after December 15, 2021. The Company is currently evaluating the potential impact ASU 2018-18 will have on its financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for the Company on January 1, 2024, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its financial statements and related disclosures.

3. Fair value measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

December 31, 2019	Level 1	Level 2	Level 3	Total

Assets
Money market funds in cash and cash equivalents	$2,037	$-	$-	$2,037
	$2,037	$-	$-	$2,037
Liabilities
Warrant liability	$-	$-	$68	$68
	$-	$-	$68	$68

December 31, 2020	Level 1	Level 2	Level 3	Total

Assets
Money market funds in cash and cash equivalents	$4,015	$-	$-	$4,015
	$4,015	$-	$-	$4,015
Liabilities
Warrant liability	$-	$-	$76	$76
	$-	$-	$76	$76

Money market funds were valued by the Company using quoted prices in active markets for similar securities, which represent a Level 1 measurement within the fair value hierarchy. During the years ended December 31, 2019 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

The value for the warrant liability balance is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

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Warrants to purchase Series A Preferred Stock

In February 2019, concurrent with the Company’s term loan agreement, the Company issued warrants to purchase 70,000 shares of the Company’s Series A preferred stock. The warrants have an exercise price of $1.19 per share and expire in February 2029, representing a contractual term of ten years from issuance. No warrants were exercised during the years ended December 31, 2019 and 2020. The fair value of the warrants was recorded as a liability on the date of issuance and will be revalued at the end of each reporting period until the earlier of the exercise or expiration of the applicable warrants or until such time that the underlying preferred stock is reclassified to permanent equity.

The following table sets forth a summary of the activities of the Company’s Series A preferred stock warrant liability, which represents a recurring measurement that is classified within Level 3 of the fair value hierarchy wherein fair value is estimated using significant unobservable inputs:

Balance at December 31, 2018	$-
Issuance of Series A preferred stock warrants	66
Change in fair value	2
Balance at December 31, 2019	$68
Change in fair value	8
Balance at December 31, 2020	$76

The fair value of the warrants to purchase shares of the Company’s Series A preferred stock at an exercise price of $1.19 per share, including subsequent remeasurements, was estimated using the Black-Scholes Option Pricing Model using the following assumptions:

	Year Ended December 31,
	2019	2020

Fair value of the underlying instrument	$1.20 - $1.28	$1.28 - $1.41
Risk-free interest rate	1.70% - 2.67%	0.57% - 0.75%
Expected term (in years)	9.1 - 10.0	8.1 - 8.9
Expected volatility	73.4% - 74.3%	73.8% - 79.2%
Expected dividend yield	0.0%	0.0%

The risk-free interest rate used is the rate for a U.S. Treasury zero coupon issue with a term consistent with the remaining contractual term of the warrant on the date of measurement. The Company has not paid, and does not expect to pay, any cash dividends in the foreseeable future. The Company based the expected term assumption on the actual remaining contractual term of the respective warrants as of the date of measurement. The expected volatility is based on historical volatilities from guideline companies since there is no active market for the Company’s common stock. The fair value on the date of measurement of the Series A preferred stock, the underlying instrument, was estimated by management with the assistance of a third-party valuation specialist.

At the closing of the business combination with FSDC, the warrants were automatically exercised for 15,257 shares of common stock.

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4. Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2020

Laboratory equipment	$830	$808
Computer equipment	29	29
Furniture and fixtures	53	53
Leasehold improvements	65	65
Total	977	955
Less accumulated depreciation	(383)	(661)
Property and equipment, net	$594	$294

Depreciation expense for the years ended December 31, 2019 and 2020 was approximately $290 thousand and $322 thousand, respectively.

5. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2019	2020

Accrued payroll and benefits	$2,123	$1,500
Accrued external research and development	432	3,136
Accrued professional fees	101	691
Accrued interest	-	437
Accrued other	33	46
	$2,689	$5,810

6. Term loan

On February 8, 2019 (the “Closing Date”), the Company entered into a term loan facility of up to $10.0 million (the “Term Loan”) with Silicon Valley Bank (“SVB”). The proceeds were used for general corporate and working capital purposes. Concurrent with the Term Loan, the Company issued SVB warrants to purchase 70,000 shares of the Company’s Series A preferred stock at an exercise price of $1.19 (see Note 3). As of December 31, 2019 and 2020, the Company had $10.0 million in principal outstanding under the Term Loan.

The Term Loan is governed by a loan and security agreement, dated February 8, 2019, between the Company and SVB (the “SVB Loan Agreement”). The SVB Loan Agreement provided for two separate tranches under which the Company could borrow. The first tranche for $7.5 million was available as single term loan advance until January 31, 2020. The second tranche was also available until January 31, 2020 as single term loan advance for $2.5 million and required that the Company meet a certain milestone event. On April 18, 2019, the Company borrowed $7.5 million under the first tranche, and on December 17, 2019, the Company borrowed $2.5 million under the second tranche having satisfied the milestone requirement.

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The Term Loan initially matured on July 1, 2022 and accrues interest at a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5% (1.75% as of December 31, 2020). The Term Loan initially provided for monthly interest-only payments until July 31, 2020. Thereafter, payments are payable in equal monthly installments of principal, plus all accrued and unpaid interest. The Company may prepay the Term Loan in whole upon 5 days’ prior written notice to SVB. Any such prepayment of the Term Loan is subject to a prepayment charge as follows: for a prepayment made on or prior to February 8, 2020, 2.0% of the then outstanding principal amount; for a prepayment made after February 8, 2020, but on or prior to February 8, 2021, 1.0% of the then outstanding principal amount; and for a prepayment made after February 8, 2021, but prior to the loan maturity date, 0.5% of the then outstanding principal balance. Amounts outstanding during an event of default are payable upon SVB’s demand and will accrue interest at an additional rate of 5.0% per annum of the past due amount outstanding.

On April 7, 2020, the Company entered into a deferral agreement with SVB to defer scheduled principal repayments on its term loan by six months. The deferral agreement was offered to the Company in connection with SVB’s venture debt relief initiative, which was started due to the COVID-19 pandemic. The Company’s first principal payment under its credit facility is deferred until February 2021. The required monthly interest-only payment was not impacted by the deferral. The Term Loan’s new maturity date is January 1, 2023. After considering the debt guidance in ASC 470, the Company concluded that it did not meet the indicators of a trouble debt restructuring and accounted for the deferral of principal payment as a debt modification. Since there were no fees paid to SVB in connection with the deferral agreement, the modification had no impact to the Company’s financial statements.

At the end of the loan term (whether at maturity, by prepayment in full or otherwise), the Company is required to pay a final end of term charge to SVB in the amount of 4.0% of the aggregate original principal amount advanced by SVB. The amount of the end of term charge is being accrued over the loan term as interest expense. As of December 31, 2019 and 2020, the Company accrued $104 thousand and $239 thousand, respectively, related to the end of term charge, which has been classified as other long-term liabilities.

The SVB Loan Agreement includes a provision under which SVB may accelerate the scheduled maturities of the Term Loan under conditions that are not objectively determinable. The Company evaluated the likelihood of such acceleration and determined that it is not probable and classified the Term Loan on the balance sheet in accordance with the repayment schedule as of December 31, 2020.

As of December 31, 2020, scheduled principal payments for the Term Loan are as follows (in thousands):

Year Ending December 31,
2021	$5,000
2022	5,000
Total principal	10,000
Unamortized discounts	(49)
Carrying amount	9,951
Less current portion	(5,000)
Long-term portion	$4,951

Interest expense for the years ended December 31, 2019 and 2020 was approximately $350 thousand and $553 thousand, respectively.

7. Convertible promissory notes

On August 21, 2020, the Company entered into a purchase agreement with various investors to issue $14.0 million in convertible promissory notes (the “Notes”). The Notes accrue simple interest at 8% per annum and mature on February 21, 2021. The Company determined that a beneficial conversion feature (“BCF”) exists and should be recognized on the issuance date. The Company recorded the Notes at the original issuance price, net of the BCF discount. The BCF discount will be accreted to the face value of the Notes over the period from the issuance date until the maturity date, offset against interest expense.

The Notes served as a bridge loan prior to a PIPE transaction in connection with the proposed business combination with FSDC. The Notes were intended to automatically convert into shares of common stock issued in the PIPE at a per share conversion price equal to the lowest per share price paid for such shares of common stock in the PIPE. The Notes were amended to allow for the principal and interest to convert to shares of Series B preferred stock prior to the closing of the business combination with FSDC on February 5, 2021. The Notes converted into 10,741,883 shares of Series B preferred stock at a per share conversion price of $1.3513.

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As of December 31, 2020, the carrying value of the Notes is as follows:

Principal amount	$14,000
Unamortized discount (beneficial conversion feature)	(2,311)
Carrying amount	11,689
Less current portion	(11,689)
Long-term portion	$-

During the year ended December 31, 2020, the Company recognized interest expense of $6.3 million, of which $405 thousand is included in accrued expenses and other current liabilities in the accompanying balance sheet as of December 31, 2020.

8. Convertible preferred stock

As of December 31, 2019 and 2020, the Company’s Certificate of Incorporation, as amended and restated (the “Amended and Restated Certificate of Incorporation”), designated 76,723,489 authorized shares to be issued as convertible preferred stock with a par value of $0.001 per share, of which 39,722,088 shares have been further designated as Series A convertible preferred stock (the “Series A Preferred Stock”) and 37,001,401 shares have been further designated as Series B convertible preferred stock (the “Series B Preferred Stock”).

Series A Preferred Stock financing

On May 24, 2017, the Company issued and sold 10,084,035 shares of Series A Preferred Stock at a price of $1.19 per share for gross proceeds of $12.0 million. The sale of shares of Series A Preferred Stock met the definition of a qualified equity financing, which triggered the automatic conversion of the Company’s outstanding notes payable plus accrued interest into 4,007,802 shares of Series A Preferred Stock.

The Series A Preferred Stock financing included a provision for two subsequent closings. A second closing for an additional 9,243,696 shares of Series A Preferred Stock at a price of $1.19 per share in exchange for net proceeds of $11.0 million occurred on March 30, 2018 and a third closing for an additional 16,386,555 shares of Series A Preferred Stock at a price of $1.19 per share in exchange for net proceeds of $19.5 million occurred on November 2, 2018. The Company determined that these tranche rights do not meet the definition of a freestanding financial instrument and do not require bifurcation.

Series B Preferred Stock financing

On September 26, 2019, the Company issued 9,916,375 shares of Series B Preferred Stock at a purchase price of $1.3513 per share for net proceeds in the amount of $13.3 million.

The issuance of the Series B Preferred Stock resulted in changes to certain terms of the Series A Preferred Stock, primarily to align the rights of all preferred stockholders upon declaration of a dividend. The Company concluded such changes lacked sufficient significance and, therefore, were consistent with a modification rather than an extinguishment. These changes were administrative in nature and not consequential, with no change in the underlying value of the shares. Since the Company concluded there was no incremental value associated with the modification, there was no impact to the accounting for the Series A Preferred Stock.

The Series B Preferred Stock financing included a provision for the issuance of an additional 14,874,563 shares of Series B Preferred Stock at a price of $1.3513 per share in exchange for net proceeds of $20.1 million, which occurred on January 21, 2020. Consistent with the accounting considerations for the Series A tranche right, the Company determined that the Series B tranche right did not meet the definition of a freestanding financial instrument and does not require bifurcation.

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As of each balance sheet date, the Preferred Stock consisted of the following:

As of December 31, 2019	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation preference	Conversion price per share
Series A convertible preferred stock	39,722,088	39,722,088	$47,113	$47,269	$1.1900
Series B convertible preferred stock	37,001,401	9,916,375	13,252	13,400	$1.3513
	76,723,489	49,638,463	$60,365	$60,669

As of December 31, 2020	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation preference	Conversion price per share
Series A convertible preferred stock	39,722,088	39,722,088	$47,113	$47,269	$1.1900
Series B convertible preferred stock	37,001,401	24,790,938	33,336	33,500	$1.3513
	76,723,489	64,513,026	$80,449	$80,769

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holder are convertible at the time of such vote. Except as provided by law or by the other provisions of the Amended and Restated Certificate of Incorporation, holders of Preferred Stock vote together with the holders of common stock as a single class.

The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the Company (the “Series B Directors”); the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect three directors of the Company (the “Series A Directors” and together with the Series B Directors, the “Preferred Directors”).

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the conversion price (as defined below) in effect at the time of conversion.

The Series A original issue price and Series A conversion price were equal to $1.19 as of December 31, 2019 and 2020. The Series B original issue price and Series B conversion price were equal to $1.3513 as of December 31, 2019 and 2020. Such Series A and Series B original issue prices and Series A and Series B conversion prices, the rate at which each series of Preferred Stock may be converted into common stock, are subject to adjustment from time to time to reflect future stock dividends, splits, combinations, recapitalizations and similar events. As of December 31, 2019 and 2020, each share of Series A Preferred Stock was convertible into one share of common stock. As of December 31, 2019 and 2020, each share of Series B Preferred Stock was convertible into one share of common stock.

Upon either (a) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50.0 million of gross proceeds to the Company and a per share price of $4.05 per share, or (b) the vote or written consent of the holders of a majority in voting power of the then outstanding shares of the Series B Preferred Stock, voting as a single class, then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company.

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Dividends

The holders of the Preferred Stock are entitled to receive noncumulative dividends when in preference to any dividend on common stock at the rate of 8% of the applicable original purchase price per annum, if and as declared by Company’s board of directors. The Company may not declare, pay or set aside any dividends on any other class or series of stock of the Company, other than dividends on common stock payable in common stock, unless the holders of the Preferred Stock first receive, or simultaneously receive, a dividend on each outstanding Preferred Stock in an amount at least equal to (a) in the case of a dividend on any class of common stock or any class or series that is convertible into common stock, that dividend per Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (ii) the number of common stock issuable upon conversion of a stock the applicable series of preferred stock, or (b) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per Preferred Stock determined by (i) dividing the amount of the dividend payable on each share of such class or series of stock by the original issue price of such class or series (subject to appropriate adjustment in the event of any stock dividend, stock split, combination of or other similar recapitalization with respect to such class or series) and (ii) multiplying such fraction by an amount equal to the applicable Series A or Series B original issue price. No cash dividends were declared or paid during the years ended December 31, 2019 and 2020.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, each holder of a share of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount equal to an issuance price of $1.3513 to the holders of Series B Preferred Stock and $1.19 to the holders of Series A Preferred Stock, respectively, plus any declared but unpaid dividends.

The remaining proceeds are then payable to the holders of the Series B Preferred Stock and Series A Preferred Stock together with holders of common stock, however, if the aggregate amount which the holders of Series B Preferred Stock and Series A Preferred Stock are entitled to receive under this provision and their amounts received exceed $2.7026 per share and $2.17 per share, respectively, each holder of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive upon such any liquidation, dissolution or winding up of the Company or Deemed Liquidation Event the greater of (i) $2.7026 and $2.17 per share, respectively or (ii) the amount such holder would have received if all shares of Series B Preferred Stock and Series A Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event.

Unless a majority of the holders of the then outstanding Preferred Stock, on an as-if-converted to common stock basis, which majority must include the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, elect otherwise, a deemed liquidation event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring company or corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Redemption

The Amended and Restated Certificate of Incorporation does not provide redemption rights to the holders of Preferred Stock.

The holders of shares of Preferred Stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of stockholders’ deficit.

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9. Common stock

As of December 31, 2019 and 2020, the Amended and Restated Certificate of Incorporation authorized the Company to issue 95,000,000 shares of common stock with a par value of $0.001. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock as described above.

The Company had reserved 89,686,234 shares and 88,099,507 shares as of December 31, 2019 and 2020, respectively, of common stock for the conversion of outstanding shares of Preferred Stock (see Note 8), the exercise of outstanding stock options, the number of shares remaining available for grant under the Company’s 2017 Equity Incentive Plan (see Note 10) and the exercise of the outstanding warrants to purchase shares of Series A Preferred Stock (see Note 3), assuming all warrants to purchase shares of Series A Preferred Stock became warrants to purchase shares of common stock at the applicable conversion ratio.

Voting

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

Dividends

Common stockholders are entitled to receive dividends, as may be declared by the board of directors. These dividends are subject to the preferential dividend rights of the holders of Preferred Stock. When dividends are declared on shares of common stock, the Company must declare at the same time a dividend payable to the holders of Preferred Stock equivalent to the dividend amount they would receive if each share of Preferred Stock was converted into common stock. The Company may not pay dividends to common stockholders until all dividends declared but unpaid on the Preferred Stock have been paid in full. No cash dividends were declared or paid during the years ended December 31, 2019 or 2020.

10. Equity incentive plan

The Company’s 2017 Stock Option and Grant Plan, as amended (the “2017 Plan”), provides for the Company to grant qualified incentive options, nonqualified options, stock grants and other stock-based awards to employees and non-employees to purchase the Company’s common stock. The 2017 Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board of directors.

The total number of shares of common stock that may be issued under the 2017 Plan was 11,834,437 as of December 31, 2019 and 2020, of which 3,789,697 and 380,809 shares remained available for future grant as of December 31, 2019 and 2020, respectively.

The exercise price for incentive options is determined at the discretion of the board of directors. All incentive options granted to any person possessing less than 10% of the total combined voting power of all classes of stock may not have an exercise price of less than 100% of the fair market value of the common stock on the grant date. All incentive options granted to any person possessing more than 10% of the total combined voting power of all classes of stock may not have an exercise price of less than 110% of the fair market value of the common stock on the grant date.

The option term for incentive awards may not be greater than ten years from the date of the grant. Incentive options granted to persons possessing more than 10% of the total combined voting power of all classes of stock may not have an option term of greater than five years from the date of the grant. The vesting period for equity-based awards is determined at the discretion of the board of directors, which is generally four years. For awards granted to employees and non-employees with four-year vesting terms, 25% of the option vests on the first anniversary of the grant date and the remaining stock vest equally each month for three years thereafter.

Shares that are expired, terminated, surrendered or canceled under the 2017 Plan without having been fully exercised will be available for future awards.

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Option valuation

The assumptions that the Company used to determine the fair value of the stock options granted to employees and non-employees was as follows:

	Year Ended December 31,
	2019	2020
Risk-free interest rate	1.5% - 2.4%	0.4% - 0.7%
Expected term	6.0 - 6.25 years	5.5 - 6.1 years
Expected volatility	74% - 77%	79%
Expected dividend yield	0%	0%

Options

Through December 31, 2020, all options granted by the Company under the 2017 Plan were for the purchase of shares of common stock. The following table summarizes option activity under the 2017 Plan since December 31, 2019 (in thousands, except share and per share amounts):

	Number of stock options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
			(in years)	(in thousands)
Balance at December 31, 2019	8,540,318	$0.34	8.9	$1,095
Granted	5,453,974	$1.42
Exercised	(1,321,227)	$0.12
Forfeited	(2,045,086)	$0.39
Balance at December 31, 2020	10,627,979	$0.91	8.9	$7,936
Options vested and exercisable at December 31, 2020	2,444,907	$0.42	8.2	$3,035

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

The intrinsic value of options exercised during the years ended December 31, 2019 and 2020 was $11 thousand and $1.9 million, respectively.

The weighted average grant date fair value per share of options granted during the years ended December 31, 2019 and 2020 was $0.30 and $0.96, respectively.

The total fair value of options vested during the years ended December 31, 2019 and 2020 was $352 thousand and $603 thousand, respectively.

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Restricted stock

Under terms of the restricted stock agreements covering the common stock, shares of restricted common stock are subject to a vesting schedule. The restricted stock vests over a four-year period during which time all unvested stock will immediately be forfeited to the Company if the relationship between the recipient and the Company ceases. Subject to the continued employment (or other engagement of the recipient by the Company as described in the restricted stock agreements), all shares of restricted common stock become fully vested within four years of the vesting commencement date.

The following table summarizes the Company’s restricted stock activity since December 31, 2019:

	Number of shares	Weighted average grant date fair value
Unvested at December 31, 2019	428,657	$0.14
Granted	-	$-
Forfeited	-	$-
Vested	(265,500)	$0.11
Unvested at December 31, 2020	163,157	$0.19

The aggregate fair value of restricted stock that vested during the years ended December 31, 2019 and 2020 was $125 thousand and $441 thousand, respectively.

The Company recorded stock-based compensation expense for restricted stock of $30 thousand during each of the years ended December 31, 2019 and 2020.

Performance-based stock option awards

The Company granted options to purchase 200,000 shares of common stock to scientific founders that contain a combination of service and performance-based vesting conditions based on (i) investigational new drug application (“IND”) submission and (ii) completion of a Phase I clinical study. During the year ended December 31, 2019, fifty percent of the options vested because of the successful submission of the Company’s first IND submission and the implicit service condition was met. The related stock-based compensation expense recognized was de minimis. The Company believes the second performance criteria is probable of achievement and has recognized the related stock-based compensation expense over the implicit requisite service period. The related stock-based compensation expenses are de minimis.

Stock-based compensation expense

The Company recorded stock-based compensation expense in the following expense categories of its statements of operations (in thousands):

	Year Ended December 31,
	2019	2020
Research and development	$214	$306
General and administrative	209	677
Total stock-based compensation expense	$423	$983

As of December 31, 2019 and 2020, total unrecognized compensation cost related to the unvested stock-based awards was $1.6 million and $5.4 million, respectively, which is expected to be recognized over a weighted average period of 3.3 and 3.2 years, respectively.

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11. Income taxes

For the years ended December 31, 2019 and 2020, the Company recorded no income tax benefit for the net operating losses incurred in each year, due to the uncertainty of realizing a benefit from those items and recorded a full valuation allowance on its net deferred tax assets.

A reconciliation of income taxes computed using the statutory federal tax rate to the Company’s effective income tax rate as of December 31, 2019 and 2020 are as follows:

	Year Ended December 31,
	2019	2020
U.S. federal statutory income tax rate	21.0%	21.0%
State and local taxes, net of federal benefit	6.1%	5.4%
Research and development credits	5.1%	3.0%
Other	0.0%	0.3%
Change in valuation allowance	(32.2)%	(29.7)%
Effective income tax rate	0.0%	0.0%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$18,078	$27,469
Research and development credits	2,659	3,866
Other temporary differences	739	681
Gross deferred tax assets	21,476	32,016
Deferred tax liabilities:
Depreciation	(5)	-
Stock-based compensation	(4)	-
Debt discount	-	(609)
Gross deferred tax liabilities	(9)	(609)
Net deferred tax assets	21,467	31,407
Valuation allowance	(21,467)	(31,407)
Net deferred tax assets	$-	$-

In assessing the realizability of the net deferred tax asset, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Management believes that it is more likely than not that the Company’s net deferred income tax assets will not be realized. As such, there is a full valuation allowance against the net deferred tax assets as of December 31, 2019 and 2020. The valuation allowance increased by $13.4 million during the year ended December 31, 2019 and $9.9 million during the year ended December 31, 2020 primarily as a result of net operating losses generated during the periods. The Company reevaluates the positive and negative evidence at each reporting period.

As of December 31, 2019, the Company had federal net operating loss carryforwards of $7.6 million that are subject to expire at various dates through 2037, and net operating loss carryforwards of $58.9 million, which have no expiration date, can be carried forward indefinitely, and are limited to a deduction to 80% of annual taxable income. The Company has state tax net operating loss carryforwards of $65.1 million, which may be available to offset future income tax liabilities and expire at various dates through 2039. The Company also has federal and state research and development tax credit carryforwards of $2.1 million and $0.7 million, respectively, which expire at various dates through 2039.

As of December 31, 2020, the Company had federal net operating loss carryforwards of $7.6 million that are subject to expire at various dates through 2037, and net operating loss carryforwards of $94.6 million, which have no expiration date, can be carried forward indefinitely, and are limited to a deduction to 80% of annual taxable income. The Company has state tax net operating loss carryforwards of $95.1 million, which may be available to offset future income tax liabilities and expire at various dates through 2040. The Company also has federal and state research and development tax credit carryforwards of $3.1 million and $1.0 million, respectively, which expire at various dates through 2040.

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Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”) and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code of 1986, as amended (the “Code”), which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating loss and tax credit carryforwards.

A study of research and development credit carryforwards, once undertaken by the Company, may result in an adjustment to its research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheet or statement of operations if an adjustment is required.

The Company has not recorded any liabilities for unrecognized tax benefits as of December 31, 2019 and 2020. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2019 and 2020, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company is subject to U.S. federal income tax and Massachusetts state income tax. The statute of limitations for assessment by the IRS and state tax authorities is open for the tax years since 2017; currently, no federal or state income tax returns are under examination by the respective taxing authorities. However, the federal and state tax returns are subject to tax examination from the year of formation to the present. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was passed by the U.S. Congress and signed into law by the President of the U.S. The CARES Act, among other things, includes certain provisions for individuals and corporations; however, these benefits do not impact the company’s income tax provision.

12. Net loss per share

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company (in thousands, except share and per share amounts):

	Year Ended December 31,
	2019	2020

Net loss attributable to common stockholders	$(41,400)	$(40,837)

Weighted average common shares outstanding-basic and diluted	5,171,537	5,676,370

Net loss per share attributable to common stockholders-basic and diluted	$(8.01)	$(7.19)

The Company’s unvested restricted common shares have been excluded from the computation of basic net loss per share attributable to common stockholders.

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The Company’s potentially dilutive securities, which include options, unvested restricted stock, convertible preferred stock and warrants to purchase convertible preferred stock, have been excluded from the computation of diluted net loss per share attributable to common stockholders as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2019	2020
Series A preferred stock (as converted to common stock)	39,722,088	39,722,088
Series B preferred stock (as converted to common stock)	9,916,375	24,790,938
Unvested restricted stock	428,657	163,157
Options to purchase common stock	8,540,318	10,627,979
Warrants to purchase shares of Series A preferred stock (as converted to common stock)	70,000	70,000
	58,677,438	75,374,162

13. Commitments and contingencies

As of December 31, 2020, the Company has several ongoing clinical studies in various clinical trial stages. Its most significant contracts relate to agreements with clinical research organizations (“CROs”) for clinical trials and preclinical studies and clinical manufacturing organizations (“CMOs”), which the Company enters into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at the Company’s option.

Lease agreements

The Company has an operating lease agreement for its office and laboratory space, which commenced in June 2018 and extends for five years through May 2023. The lease agreement includes annual rent escalations throughout the term of the lease, which the Company records total expense on a straight-line basis over the term of the lease agreement. The lease required the Company to provide a security deposit in the amount of $223 thousand. The Company provided the landlord an irrevocable standby letter of credit in the name of the landlord for its security deposit and collateralized that letter of credit through its bank, which is included on the balance sheets as restricted cash. The Company is also required to pay certain operating costs. Rent expense for each of the years ended December 31, 2019 and 2020 was $964 thousand.

Minimum annual rent payments under this lease for the remaining term, excluding operating expenses and taxes which are not fixed for future periods as of December 31, 2020, are as follows:

Year Ending December 31,	Amount
2021	$958
2022	987
2023	502
$2,447
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License agreements

In April 2017, the Company entered into a Research Collaboration and License Agreement with Sanquin Blood Supply Foundation (the “2017 License Agreement”) to develop antibodies that bind and enhance the activity of CFH. As consideration for the license, the Company paid a one-time, non-refundable upfront payment of $100 thousand. The 2017 License Agreement includes additional consideration upon the achievement of certain development and commercial milestones (i.e., once net sales targets exceed certain thresholds) totaling up to an aggregate amount of $29.0 million. Finally, the Company is required to make royalty payments of between 1.25% and 2.50% of net product sales if commercialization is achieved. The financial statements as of December 31, 2019 and 2020 do not include liabilities with respect to this agreement as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

In June 2018, the Company entered into a Cell Line License Agreement with Life Technologies Corporation (the “2018 License Agreement”) to obtain non-exclusive use of 293 H cells in support of GEM-103 manufacturing activities. As consideration for the license, the Company paid a one-time, non-refundable, non-creditable initial license fee of $75 thousand. In addition, an annual non-refundable, non-creditable development fee of $65 thousand is due on each anniversary date. The 2018 License Agreement includes additional consideration of $275 thousand contingent upon future commercialization of each licensed product. As the Company has not yet generated revenue from operations, no provision was included in the financial statements with respect to the additional consideration under the 2018 License Agreement as of December 31, 2019 and 2020.

In March 2019, the Company entered into a second Cell Line License Agreement with Life Technologies Corporation (the “2019 License Agreement”) to obtain non-exclusive use of a CTS Viral Production cell line for producing genetically engineered adeno-associated virus particles to be used in human therapeutics. As consideration for the license, the Company paid a one-time, non-refundable, non-creditable initial license fee of $100 thousand. In addition, an annual non-refundable, non-creditable development fee of $80 thousand is due on each anniversary date, beginning on the second anniversary date. The 2019 License Agreement includes additional consideration of $350 thousand contingent upon future commercialization of each licensed product. As the Company has not yet generated revenue from operations, no provision was included in the financial statements with respect to the additional consideration under the 2019 License Agreement as of December 31, 2019 and 2020.

In October 2018, the Company entered into a Master License Agreement with Avitide, Inc. (the “2018 Master License Agreement”) to license, on an exclusive basis, certain of Avitide’s affinity chromatography resins comprised of proprietary ligands. As consideration for the license, the Company paid an upfront license fee of $200 thousand. In addition, an annual license fee of $75 thousand is due on each anniversary date. The 2018 Master License Agreement includes additional consideration upon the achievement of certain development, commercial and sales milestones totaling up to $700 thousand, $2.2 million and $7.0 million, respectively. Finally, the Company is required to make royalty payments of 1.25% of net product sales if commercialization is achieved. The financial statements as of December 31, 2019 and 2020 do not include liabilities with respect to additional consideration under this agreement as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

In June 2019, the Company entered into a GPEx-Derived Cell Line Sale Agreement with Catalent Pharma Solutions, LLC (the “2019 Sale Agreement”) to purchase all right, title and interest in and to the GPEx Cell Line. As consideration for the GPEx Cell Line, the Company is required to make one-time milestone payments totaling up to $1.3 million in aggregate, as well as a contingent annual fee upon commercialization (1% of net sales, or $100 thousand, whichever is greater) and other fees after certain milestones are reached. Certain milestone payments may be waived if Catalent manufactures >50% of the total product required for the relevant clinical trial. The financial statements as of December 31, 2019 and 2020 do not include liabilities with respect to this agreement as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

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Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2019 and 2020.

Legal proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. As of December 31, 2019 and 2020, the Company was not a party to any material legal matters or claims.

14. Benefit plans

The Company established a defined contribution savings plan under Section 401(k) of the Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Prior to 2019, matching contributions to the plan were made at the discretion of the Company’s management. Beginning in 2019, the Company provides matching contributions equal to fifty percent (50%) up to six percent (6%) of each participant’s salary. Employees are immediately and fully vested in the Company’s contribution. During the years ended December 31, 2019 and 2020, the Company contributed $124 thousand and $116 thousand to the plan, respectively.

15. Related party transactions

The Company engaged a firm managed by an executive of the Company for professional services related to accounting, finance and other administrative functions. For the year ended December 31, 2020, the costs incurred under this arrangement totaled $700 thousand, of which $656 thousand was capitalized as deferred offering costs associated with the business combination with FSDC and $44 thousand was recorded as general and administrative expense in the accompanying statement of operations. As of December 31, 2020, amounts owed under this arrangement totaled $257 thousand and is included in accounts payable in the accompanying balance sheet.

16. Subsequent events

The Company has evaluated subsequent events through March 29, 2021 to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2020, and events which occurred subsequently but were not recognized in the financial statements. The Company has concluded that no events or transactions have occurred that require disclosure in the accompanying financial statements, except as follows:

Conversion of promissory notes to Series B Preferred Stock

The Company’s Notes were amended to allow for the principal and interest to convert prior to the closing of the merger with FSDC on February 5, 2021. The Notes converted into 10,741,883 shares of Series B Preferred Stock at a per share conversion price of $1.3513.

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Business Combination closing of FSDC and Gemini Therapeutics

On February 5, 2021, the Company completed the previously announced business combination pursuant to an Agreement and Plan of Merger dated October 15, 2020 among FSDC, FSG Merger Sub Inc., Gemini Therapeutics Sub, Inc. f/k/a Gemini Therapeutics, Inc. (Old Gemini) and the Shareholders Representative named therein. Upon closing of the business combination, the combined company was renamed Gemini Therapeutics, Inc. (Gemini) and the Company was renamed Gemini Therapeutics Sub, Inc. and became a wholly owned subsidiary of Gemini.

Pursuant to the terms of the Agreement and Plan of Merger, the Company’s shareholders exchanged their interests in the Company for shares of common stock of Gemini. In addition, awards under the Company’s existing equity incentive plans, including the 2017 Plan and 2015 Plan continue in full force and effect on the same terms and conditions as were previously applicable to such awards, subject to adjustments to the exercise price and number of shares of common stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement.

Net proceeds from this transaction totaled approximately $199.5 million, which included funds held in FSDC’s trust account and the completion of a concurrent PIPE financing in which certain investors agreed to subscribe for and purchased an aggregate of $95.1 million of common stock of Gemini. The shareholders of FSDC approved the transaction on February 3, 2021. The transaction was previously approved by the boards of directors of both FSDC and Old Gemini. Gemini will continue to operate under the Old Gemini management team, led by chief executive officer Jason Meyenburg.

2021 Gemini Equity Incentive Plan

On February 3, 2021, FSDC’s stockholders approved the 2021 Stock Option and Incentive Plan (“2021 Plan”), pursuant to which 4,264,341 shares of common stock were reserved for issuance. The 2021 Plan provides for Gemini to grant incentive stock options or nonqualified stock options for the purchase of common stock, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, and dividend equivalent rights, to employees, officers, directors and consultants of Gemini. Incentive stock options may only be granted to employees. The 2021 Plan is administered by the plan administrator, which is the Compensation Committee of Gemini’s board of directors, provided therein, which has discretionary authority, subject only to the express provisions of the 2021 Plan, to interpret the 2021 Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2021 Plan.

The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the plan administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator.

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